EXHIBIT 99.1

PRESS RELEASE

SEACOR HOLDINGS ANNOUNCES SECOND QUARTER RESULTS

Fort Lauderdale, Florida
July 22, 2010

FOR IMMEDIATE RELEASE — SEACOR Holdings Inc. (NYSE:CKH) today announced its results for the second quarter of 2010.  Net income attributable to SEACOR Holdings Inc. for the quarter ended June 30, 2010 was $64.1 million, or $2.93 per diluted share, on operating revenues of $694.6 million.  For the six months ended June 30, 2010, net income attributable to SEACOR Holdings Inc. was $67.7 million, or $3.05 per diluted share, on operating revenues of $1,089.2 million.

For the quarter ended June 30, 2009, net income attributable to SEACOR Holdings Inc. was $42.3 million, or $1.91 per diluted share, on operating revenues of $389.2 million.  For the six months ended June 30, 2009, net income attributable to SEACOR Holdings Inc. was $95.3 million, or $4.27 per diluted share, on operating revenues of $788.7 million.

For the preceding quarter ended March 31, 2010, net income attributable to SEACOR Holdings Inc. was $3.6 million, or $0.16 per diluted share, on operating revenues of $394.6 million.  Comparison of results for the quarter ended June 30, 2010 with the preceding quarter ended March 31, 2010 is included in the discussion below.

Highlights for the Quarter

Deepwater Horizon Oil Spill Response – The Company’s operating results for the second quarter were impacted by oil spill response activities in the U.S. Gulf of Mexico following the Deepwater Horizon sinking in April. Four of the Company’s business units have been and continue to be actively engaged in this response. Environmental Services, through its subsidiary National Response Corporation, is providing vessels, equipment and people to support clean-up activities both on-shore and at sea. In addition, another subsidiary, O’Brien’s Response Management Inc., is providing professional assistance, consulting services and software systems in support of incident management activities at various strategic locations, and is also assisting in the provision of manpower for clean-up operations throughout the region.

Offshore Marine Services currently has vessels engaged in a variety of duties including vessel decontamination, skimming, lightering, offshore traffic control and accommodation. Offshore Marine Services is also providing technical and video equipment on vessels engaged in the response to allow for instant tracking of assets and surveillance of operations. Aviation Services currently has helicopters providing air support for United States Coast Guard observers undertaking oil spotting and assessment missions and, on an “as needed” basis, transportation for various other officials requiring overflights to assess the response and recovery efforts. Aviation Services is also providing a flight tracking system to monitor the movement of all marine and aviation assets involved in the response. Harbor and Offshore Towing Services has tugs engaged in the decontamination of vessels transiting the region.

Offshore Marine Services - Operating income in the second quarter was $42.9 million on operating revenues of $147.1 million compared with operating income of $20.1 million on operating revenues of $107.2 million in the preceding quarter. Second quarter results included $2.0 million in gains on asset dispositions compared with $12.7 million in gains in the preceding quarter.  Excluding the impact of gains on asset dispositions, operating income was $33.4 million higher in the second quarter.

Overall operating revenues were $39.9 million higher in the second quarter. Time charter revenues increased by $32.3 million, of which $27.6 million was due to incremental charters in support of the Deepwater Horizon oil spill response. In addition, time charter revenues for the Company’s Anchor Handling Towing Supply vessels in the U.S. Gulf of Mexico improved by $7.4 million primarily due to increased spot market activity. Other operating revenues were $7.6 million higher in the second quarter primarily due to the provision of other equipment and services associated with the Deepwater Horizon oil spill response and increased vessel brokerage activity, mainly in West Africa.

As of June 10, 2010, the Company had deferred $18.5 million of vessel charter hire scheduled to be paid through the conveyance of a limited net profit interest in developmental oil and gas producing properties owned by a customer.  Of this amount, $2.9 million was deferred in the second quarter. The Company expects to defer an additional $3.5 million of vessel charter hire under this arrangement through August 2010. The customer has provided payout estimates, which are contingent upon production, indicating the Company will receive payments of $10.8 million in 2010 and $11.2 million in 2011. Production from the properties commenced in April 2010 and the first payment of $0.1 million was received in June 2010 and recognized as revenue. The Company will recognize revenues as cash is received or earlier should future payments become determinable.

Operating expenses were $6.2 million higher in the second quarter primarily due to incremental expenditure associated with the Deepwater Horizon oil spill response, increased brokerage activity and higher repair and maintenance costs. Operating expenses in the first quarter included a $3.3 million accrual for the settlement of litigation, which is pending court approval.

The number of days available for charter in the second quarter decreased by eight, or 0.1%.  Overall utilization increased from 71.5% to 77.4% and overall average day rates, based on time charter revenues recognized, increased by 22.6% from $11,339 per day to $13,906 per day. As of June 30, 2010, the Company had four vessels cold-stacked in the U.S. Gulf of Mexico compared with 14 as of March 31, 2010.

Marine Transportation Services – Marine Transportation Services reported operating income in the second quarter of $3.3 million on operating revenues of $21.3 million compared with an operating loss of $2.8 million on operating revenues of $19.5 million in the preceding quarter.  The increase in operating income was primarily due to a reduction in out-of-service time and expenses incurred for drydockings.  During the first quarter, two of the Company’s tankers underwent regulatory drydockings, one of which was completed during the quarter and the other being completed in April. A third tanker had a 5-day handover drydocking in January before commencing a long-term bareboat charter.  The remaining drydocking program for 2010 consists of two drydockings in the third quarter; one regulatory and the other a short handover for a tanker prior to commencing a long-term bareboat charter.  As of June 30, 2010, three of the Company’s eight tankers were operating under long-term bareboat charters, four were operating under time charters and one was operating in the spot market.

Inland River Services - Operating income in the second quarter was $6.4 million on operating revenues of $34.6 million compared with operating income of $7.8 million on operating revenues of $33.4 million in the preceding quarter.

The decrease in operating income was primarily due to a reduction in loadings early in the quarter resulting in idling a portion of the dry cargo barge fleet.  As freight rates improved during May in response to higher demand, the idled barges returned to service and operating expenses increased due to repositioning the dry cargo barge fleet and longer trips.

Aviation Services - Operating income in the second quarter was $5.5 million on operating revenues of $62.4 million compared with operating income of $2.5 million on operating revenues of $50.3 million in the preceding quarter.

Operating revenues were higher primarily due to more flight hours in support of offshore oil and gas activities in the U.S. Gulf of Mexico and Alaska, incremental work in support of the Deepwater Horizon oil spill response, increased air medical services activity and the start up of seasonal flightseeing and firefighting operations in Alaska.  Revenues from leasing activities improved due to the start up of a new contract in Southeast Asia, and more aircraft, flight hours and maintenance support in South America.  Operating expenses were generally in line with the increased activity levels.

Environmental Services – Operating income in the second quarter was $78.9 million on operating revenues of $214.6 million compared with an operating loss of $0.2 million on operating revenues of

$28.2 million in the preceding quarter. The improvement in operating results was primarily due to the impact of activities associated with the Deepwater Horizon oil spill response.

Commodity Trading and Logistics - Commodity Trading and Logistics reported a segment profit in the second quarter of $0.5 million on operating revenues of $203.1 million compared with a segment loss of $4.6 million on operating revenues of $143.0 million in the preceding quarter.  Results from energy trading activities, including the Company’s equity interest in its alcohol manufacturing facility joint venture, improved by $4.6 million compared with the preceding quarter.  Results from sugar trading activities also improved while results from rice trading activities were consistent with the preceding quarter.

Harbor and Offshore Towing Services - Operating income in the second quarter was $4.9 million on operating revenues of $19.0 million compared with operating income of $2.7 million on operating revenues of $17.4 million in the preceding quarter. The improvement in operating revenues was primarily due to activities associated with the Deepwater Horizon oil spill response. Operating income also benefited from gains realized on the sale of an ocean liquid tank barge.

Interest Expense – Interest expense in the second quarter was lower primarily due to the redemption of certain of the Company’s Title XI Bonds in the second quarter.

Marketable Securities - Marketable security losses were $5.4 million in the second quarter compared with gains of $2.0 million in the preceding quarter. The losses in the second quarter were primarily the result of losses on long equity positions.

Derivatives – Derivative losses, net were $4.7 million in the second quarter primarily on foreign currency option and futures contracts and U.S. Treasury Note and Bond futures and option contracts.

Foreign Currency Losses, net – Foreign currency losses, net were $7.5 million in the second quarter primarily due to the weakening of the euro against the U.S. dollar.

Stock Repurchases – During the second quarter, the Company purchased 1,366,200 shares of its common stock at an average price of $73.25 per share.  At the end of the quarter, 21,218,284 shares of SEACOR’s common stock remained outstanding.

Title XI Debt – On April 30, 2010, the Company redeemed all of the outstanding bonds on two of the Company’s double-hull product tankers for $63.0 million, including a make whole premium.

Capital Commitments - The Company's unfunded capital commitments as of June 30, 2010 consisted primarily of offshore support vessels, helicopters, an aircraft, an interest in a dry-bulk articulated tug-barge, a harbor and offshore tug and other equipment, and totaled $247.0 million, of which $115.9 million is payable during 2010 and the balance payable through 2013.  Of the total unfunded capital commitments, $2.8 million may be terminated without further liability.  As of June 30, 2010, the Company held balances of cash, cash equivalents, restricted cash, marketable securities, construction reserve funds and title XI reserve funds totaling $721.6 million.

* * * * *

SEACOR is a global provider of equipment and services primarily supporting the offshore oil and gas and marine transportation industries.  SEACOR offers customers a diversified suite of services including offshore marine, marine transportation, inland river, aviation, environmental, commodity trading and logistics and offshore and harbor towing.  SEACOR is focused on providing highly responsive local service combined with the highest safety standards, innovative technology, modern, efficient equipment and dedicated professional employees.

This release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: decreased demand and loss of revenues as a result of U.S. government implemented moratoriums directing operators to cease certain drilling activities and any extension of such moratoriums (the “Moratoriums”), weakening demand for the Company’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters and aviation equipment or failures to finalize commitments to charter vessels and aviation equipment in response to Moratoriums, increased government legislation and regulation of the Company’s businesses could increase cost of operations, increased competition if the Jones Act is repealed, liability, legal fees and costs in connection with providing spill and emergency response services, including the Company’s involvement in response to the oil spill as a result of the sinking of the Deepwater Horizon in April 2010, decreased demand for the Company’s services as a result of declines in the global economy, declines in valuations in the global financial markets and illiquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, the cyclical nature of the oil and gas industry, loss of U.S. coastwise endorsement for the Seabulk Trader and Seabulk Challenge, retrofitted double-hull tankers, if the Company is unsuccessful in litigation instructing the U.S. Coast Guard to revoke their coastwise charters, activity in foreign countries and changes in foreign political, military and economic conditions, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Offshore Marine Services, Marine Transportation Services and Aviation Services, decreased demand for Marine Transportation Services and Harbor and Offshore Towing Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations, the dependence of Offshore Marine Services, Marine Transportation Services and Aviation Services on several customers, consolidation of the Company's customer base, the ongoing need to replace aging vessels and aircraft, industry fleet capacity, restrictions imposed by the Shipping Acts and Aviation Acts on the amount of foreign ownership of the Company's Common Stock, operational risks of Offshore Marine Services, Marine Transportation Services, Harbor and Offshore Towing Services and Aviation Services, effects of adverse weather conditions and seasonality, future phase-out of Marine Transportation Services' double-bottom tanker, dependence of spill response revenue on the number and size of spills and upon continuing government regulation in this area and Environmental Services' ability to comply with such regulation and other governmental regulation, changes in National Response Corporations' Oil Spill Removal Organization classification, liability in connection with providing spill response services, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors in Inland River Services' operations, sudden and unexpected changes in commodity prices, futures and options, global weather conditions, political instability, changes in currency exchanges rates, and product availability in Commodity Trading and Logistics activities, adequacy of insurance coverage, the attraction and retention of qualified personnel by the Company and various other matters and factors, many of which are beyond the Company's control. In addition, these statements constitute the Company's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the following should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Forward-Looking Statements" in Item 7 on the Company's Form 10-K and SEACOR's periodic reporting on Form 10-Q and Form 8-K (if any), which are incorporated by reference.[Missing Graphic Reference]

For additional information, contact Molly Hottinger at (954) 627-5278 or visit SEACOR’s website at www.seacorholdings.com.

SEACOR HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Operating Revenues	$694,576	$389,233	$1,089,151	$788,749

Costs and Expenses:
Operating	484,742	256,131	797,047	504,543
Administrative and general	46,108	40,058	86,999	78,740
Depreciation and amortization	41,608	39,828	83,005	79,092
	572,458	336,017	967,051	662,375

Gains (Losses) on Asset Dispositions and Impairments, Net	4,398	(15)	18,057	16,745

Operating Income	126,516	53,201	140,157	143,119

Other Income (Expense):
Interest income	1,863	578	3,226	1,621
Interest expense	(11,264)	(14,075)	(23,588)	(28,412)
Debt extinguishment gains (losses), net	(364)	(78)	(368)	1,285
Marketable security gains (losses), net	(5,406)	11,829	(3,445)	7,848
Derivative gains (losses), net	(4,721)	3,765	(1,945)	7,376
Foreign currency gains (losses), net	(7,500)	6,847	(10,201)	7,505
Other, net	46	(1)	646	189
	(27,346)	8,865	(35,675)	(2,588)
Income Before Income Tax Expense and Equity In Earnings of 50% or Less Owned Companies	99,170	62,066	104,482	140,531
Income Tax Expense	37,399	22,916	39,715	51,115
Income Before Equity in Earnings of 50% or Less Owned Companies	61,771	39,150	64,767	89,416
Equity in Earnings of 50% or Less Owned Companies, Net of Tax	2,876	3,491	3,745	7,018
Net Income	64,647	42,641	68,512	96,434
Net Income attributable to Noncontrolling Interests in Subsidiaries	565	333	829	1,132
Net Income attributable to SEACOR Holdings Inc.	$64,082	$42,308	67,683	$95,302

Basic Earnings Per Common Share of SEACOR Holdings Inc.	$2.95	$2.13	$3.08	$4.81

Diluted Earnings Per Common Share of SEACOR Holdings Inc.	$2.93	$1.91	$3.05	$4.27

Weighted Average Common Shares Outstanding:
Basic	21,733,003	19,844,579	21,999,905	19,803,406
Diluted	21,905,401	23,528,365	22,187,114	23,511,361

SEACOR HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data, unaudited)

	Three Months Ended
	Jun. 30, 2010	Mar. 31, 2010	Dec. 31, 2009	Sep. 30, 2009	Jun. 30, 2009

Operating Revenues	$694,576	$394,575	$476,510	$446,079	$389,233

Costs and Expenses:
Operating	484,742	312,305	352,951	327,602	256,131
Administrative and general	46,108	40,891	41,332	41,926	40,058
Depreciation and amortization	41,608	41,397	40,728	40,272	39,828
	572,458	394,593	435,011	409,800	336,017

Gains (Losses) on Asset Dispositions and Impairments, Net	4,398	13,659	5,147	5,783	(15)

Operating Income	126,516	13,641	46,646	42,062	53,201

Other Income (Expense):
Interest income	1,863	1,363	2,056	789	578
Interest expense	(11,264)	(12,324)	(16,364)	(14,267)	(14,075)
Debt extinguishment gains (losses), net	(364)	(4)	(9,659)	2,787	(78)
Marketable security gains (losses), net	(5,406)	1,961	9,263	6,948	11,829
Derivative gains (losses), net	(4,721)	2,776	1,257	2,328	3,765
Foreign currency gains (losses), net	(7,500)	(2,701)	1,521	(939)	6,847
Other, net	46	600	112	(57)	(1)
	(27,346)	(8,329)	(11,814)	(2,411)	8,865
Income Before Income Tax Expense and Equity In Earnings of 50% or Less Owned Companies	99,170	5,312	34,832	39,651	62,066
Income Tax Expense	37,399	2,316	15,626	15,751	22,916
Income Before Equity in Earnings of 50% or Less Owned Companies	61,771	2,996	19,206	23,900	39,150
Equity in Earnings of 50% or Less Owned Companies, Net of Tax	2,876	869	3,223	2,340	3,491
Net Income	64,647	3,865	22,429	26,240	42,641
Net Income (Loss) attributable to Noncontrolling Interests in Subsidiaries	565	264	203	(42)	333
Net Income attributable to SEACOR Holdings Inc.	$64,082	$3,601	$22,226	$26,282	$42,308

Basic Earnings Per Common Share of SEACOR Holdings Inc.	$2.95	$0.16	$1.09	$1.32	$2.13

Diluted Earnings Per Common Share of SEACOR Holdings Inc.	$2.93	$0.16	$1.04	$1.23	$1.91

Weighted Average Common Shares of Outstanding:
Basic	21,733	22,270	20,324	19,867	19,845
Diluted	21,905	22,475	23,417	23,458	23,528
Common Shares Outstanding at Period End	21,218	22,552	22,613	20,230	20,201

SEACOR HOLDINGS INC.
SEGMENT PROFIT (LOSS) BY LINE OF BUSINESS
(in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2010	Mar. 31, 2010	Dec. 31, 2009	Sep. 30, 2009	Jun. 30, 2009

Offshore Marine Services
Operating Revenues	$147,123	$107,186	$121,203	$129,839	$146,466
Costs and Expenses:
Operating	80,011	73,764	72,205	76,982	81,609
Administrative and general	12,931	12,449	12,770	13,128	10,935
Depreciation and amortization	13,245	13,478	13,770	13,608	13,802
	106,187	99,691	98,745	103,718	106,346

Gains on Asset Dispositions and Impairments, Net	1,964	12,651	3,831	3,852	361
Operating Income	42,900	20,146	26,289	29,973	40,481
Other Income (Expense):
Derivative losses, net	—	—	(157)	—	(18)
Foreign currency gains (losses), net	425	374	1,781	(1,174)	479
Other, net	—	—	—	14	(4)
Equity in Earnings of 50% or Less Owned Companies, Net of Tax	1,713	2,251	1,774	2,322	3,380
Segment Profit	$45,038	$22,771	$29,687	$31,135	$44,318

Marine Transportation Services
Operating Revenues	$21,263	$19,452	$20,497	$21,737	$24,095
Costs and Expenses:
Operating	8,915	13,432	10,585	11,420	11,792
Administrative and general	1,038	837	1,043	953	942
Depreciation and amortization	8,008	8,008	8,005	8,003	7,999
	17,961	22,277	19,633	20,376	20,733

Losses on Asset Dispositions	(11)	—	—	—	—
Operating Income (Loss)	3,291	(2,825)	864	1,361	3,362
Other Income (Expense):
Foreign currency gains (losses), net	(41)	15	1	7	25
Segment Profit (Loss)	$3,250	$(2,810)	$865	$1,368	$3,387

Inland River Services
Operating Revenues	$34,596	$33,436	$53,607	$34,314	$30,163
Costs and Expenses:
Operating	21,547	19,554	32,052	20,144	17,839
Administrative and general	2,618	2,061	2,137	2,443	2,048
Depreciation and amortization	4,958	4,876	4,756	4,785	4,950
	29,123	26,491	38,945	27,372	24,837

Gains on Asset Dispositions	899	887	1,236	813	396
Operating Income	6,372	7,832	15,898	7,755	5,722
Other Income (Expense):
Other, net	—	10	—	—	—
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	805	(98)	1,868	140	702
Segment Profit	$7,177	$7,744	$17,766	$7,895	$6,424

SEACOR HOLDINGS INC.
SEGMENT PROFIT (LOSS) BY LINE OF BUSINESS (continued)
(in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2010	Mar. 31, 2010	Dec. 31, 2009	Sep. 30, 2009	Jun. 30, 2009

Aviation Services
Operating Revenues	$62,433	$50,275	$54,323	$64,259	$57,700
Costs and Expenses:
Operating	40,541	32,026	30,667	39,659	37,312
Administrative and general	6,091	5,391	5,972	5,624	5,649
Depreciation and amortization	10,728	10,447	9,876	9,706	9,070
	57,360	47,864	46,515	54,989	52,031

Gains (Losses) on Asset Dispositions and Impairments, Net	379	90	313	1,062	(1,104)
Operating Income	5,452	2,501	8,121	10,332	4,565
Other Income (Expense):
Derivative gains (losses), net	38	(100)	33	(80)	(78)
Foreign currency gains (losses), net	(1,731)	135	(223)	296	937
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(442)	(275)	(297)	(186)	270
Segment Profit	$3,317	$2,261	$7,634	$10,362	$5,694

Environmental Services
Operating Revenues	$214,629	$28,158	$44,531	$33,827	$33,175
Costs and Expenses:
Operating	127,108	20,337	32,822	23,206	23,656
Administrative and general	6,525	6,037	6,155	6,090	5,966
Depreciation and amortization	2,099	1,983	1,811	1,846	1,739
	135,732	28,357	40,788	31,142	31,361

Gains (Losses) on Asset Dispositions	(36)	(17)	(208)	(1)	4
Operating Income (Loss)	78,861	(216)	3,535	2,684	1,818
Other Income (Expense):
Foreign currency gains (losses), net	(23)	30	(11)	—	53
Equity in Earnings of 50% or Less Owned Companies, Net of Tax	54	38	90	34	15
Segment Profit (Loss)	$78,892	$(148)	$3,614	$2,718	$1,886

Commodity Trading and Logistics
Operating Revenues	$203,064	$142,992	$171,354	$150,866	$85,852
Costs and Expenses:
Operating	203,374	147,372	168,694	150,983	79,165
Administrative and general	3,791	2,744	3,632	3,705	3,468
Depreciation and amortization	15	20	20	7	2
	207,180	150,136	172,346	154,695	82,635
Operating Income (Loss)	(4,116)	(7,144)	(992)	(3,829)	3,217
Other Income (Expense):
Derivative gains, net	4,611	4,308	802	1,689	588
Foreign currency gains (losses), net	(30)	(717)	49	177	289
Other, net	6	—	(1)	—	26
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(13)	(1,022)	(282)	—	32
Segment Profit (Loss)	$458	$(4,575)	$(424)	$(1,963)	$4,152

SEACOR HOLDINGS INC.
SEGMENT PROFIT (LOSS) BY LINE OF BUSINESS (continued)
(in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2010	Mar. 31, 2010	Dec. 31, 2009	Sep. 30, 2009	Jun. 30, 2009

Harbor and Offshore Towing Services
Operating Revenues	$18,987	$17,440	$16,153	$15,574	$16,241
Costs and Expenses:
Operating	10,895	10,039	11,110	9,544	9,214
Administrative and general	2,279	2,497	2,698	2,035	2,228
Depreciation and amortization	2,107	2,183	2,197	2,049	1,973
	15,281	14,719	16,005	13,628	13,415

Gains (Losses) on Asset Dispositions	1,203	—	(25)	58	330
Operating Income	4,909	2,721	123	2,004	3,156
Other Income (Expense):
Foreign currency gains (losses), net	3	(12)	(2)	12	128
Other, net	34	—	—	—	—
Segment Profit	$4,946	$2,709	$121	$2,016	$3,284

Other
Operating Revenues	$(18)	$—	$40	$—	$—
Costs and Expenses:
Operating	—	—	—	—	—
Administrative and general	514	348	513	343	379
Depreciation and amortization	—	—	1	—	—
	514	348	514	343	379
Operating Loss	(532)	(348)	(474)	(343)	(379)
Other Income (Expense):
Foreign currency losses, net	(18)	(6)	(3)	(2)	—
Other, net	—	—	—	(1)	—
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	759	(25)	70	30	(908)
Segment Profit (Loss)	$209	$(379)	$(407)	$(316)	$(1,287)

Corporate and Eliminations
Operating Revenues	$(7,501)	$(4,364)	$(5,198)	$(4,337)	$(4,459)
Costs and Expenses:
Operating	(7,649)	(4,219)	(5,184)	(4,336)	(4,456)
Administrative and general	10,321	8,527	6,412	7,605	8,443
Depreciation and amortization	448	402	292	268	293
	3,120	4,710	1,520	3,537	4,280

Gains (Losses) on Asset Dispositions	—	48	—	(1)	(2)
Operating Loss	$(10,621)	$(9,026)	$(6,718)	$(7,875)	$(8,741)
Other Income (Expense):
Derivative gains (losses), net	$(9,370)	$(1,432)	$579	$719	$3,273
Foreign currency gains (losses), net	(6,085)	(2,520)	(71)	(255)	4,936
Other, net	6	590	113	(70)	(23)

SEACOR HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	Jun. 30, 2010	Mar. 31, 2010	Dec. 31, 2009	Sep. 30, 2009	Jun. 30, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$398,498	$452,161	$465,904	$620,045	$415,626
Restricted cash	9,421	35,924	34,014	29,353	20,838
Marketable securities	86,457	63,171	68,139	52,897	47,305
Receivables:
Trade, net of allowance for doubtful accounts	449,142	288,074	301,143	266,537	251,111
Other	50,345	69,892	78,689	74,378	60,373
Inventories	74,434	76,453	76,949	52,502	68,082
Deferred income taxes	3,354	3,354	3,354	5,164	5,164
Prepaid expenses and other	24,075	21,733	15,725	21,121	14,734
Total current assets	1,095,726	1,010,762	1,043,917	1,121,997	883,233
Property and Equipment	2,896,777	2,886,410	2,833,011	2,794,067	2,801,446
Accumulated depreciation	(821,641)	(785,119)	(754,263)	(718,749)	(692,084)
Net property and equipment	2,075,136	2,101,291	2,078,748	2,075,318	2,109,362
Investments, at Equity, and Receivables from 50% or Less Owned Companies	201,474	186,605	186,814	166,878	150,862
Construction Reserve Funds & Title XI Reserve Funds	227,184	252,672	289,750	290,871	265,586
Goodwill	54,653	54,443	54,571	53,990	53,581
Intangible Assets	21,195	22,369	23,554	24,762	26,018
Other Assets, net of allowance for doubtful accounts	51,522	55,430	46,265	49,920	48,053
	$3,726,890	$3,683,572	$3,723,619	$3,783,736	$3,536,695

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$14,154	$22,731	$36,436	$23,765	$11,834
Current portion of capital lease obligations	998	982	966	951	921
Accounts payable and accrued expenses	223,277	98,984	135,425	105,981	93,908
Other current liabilities	209,571	178,112	142,285	156,800	157,030
Total current liabilities	448,000	300,809	315,112	287,497	263,693
Long-Term Debt	682,134	747,787	748,704	1,027,496	861,096
Capital Lease Obligations	6,067	6,348	6,624	6,895	7,178
Deferred Income Taxes	572,985	574,390	575,440	565,321	543,075
Deferred Gains and Other Liabilities	96,510	100,835	111,848	122,041	111,939
Total liabilities	1,805,696	1,730,169	1,757,728	2,009,250	1,786,981
Equity:
SEACOR Holdings Inc. stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	358	357	356	326	326
Additional paid-in capital	1,191,943	1,186,871	1,182,023	966,895	962,990
Retained earnings	1,614,264	1,550,182	1,546,581	1,524,355	1,498,073
Shares held in treasury, at cost	(887,129)	(786,992)	(768,438)	(722,569)	(723,650)
Accumulated other comprehensive income (loss)	(7,839)	(5,862)	(3,260)	(3,577)	2,318
	1,911,597	1,944,556	1,957,262	1,765,430	1,740,057
Noncontrolling interests in subsidiaries	9,597	8,847	8,629	9,056	9,657
Total equity	1,921,194	1,953,403	1,965,891	1,774,486	1,749,714
	$3,726,890	$3,683,572	$3,723,619	$3,783,736	$3,536,695

SEACOR HOLDINGS INC.
EQUIPMENT BY LINE OF BUSINESS

	Jun. 30, 2010	Mar. 31, 2010	Dec. 31, 2009	Sep. 30, 2009	Jun. 30, 2009

Offshore Marine Services
Anchor handling towing supply	20	20	23	21	21
Crew	57	57	57	68	68
Mini-supply	12	11	11	11	12
Standby safety	26	25	25	24	24
Supply	27	26	27	27	28
Towing supply	9	10	13	13	13
Specialty	12	12	9	9	9
	163	161	165	173	175

Marine Transportation Services
U.S.-flag product tankers	8	8	8	8	8

Inland River Services
Inland river dry-cargo barges	1,449	1,419	1,395	1,385	959
Inland river liquid tank barges	87	87	87	87	87
Inland river deck barges	26	26	26	26	26
Inland river towboats	29	29	29	28	23
Dry-cargo vessel	1	1	1	1	1
	1,592	1,562	1,538	1,527	1,096

Aviation Services
Light helicopters – single engine	60	60	60	60	60
Light helicopters – twin engine	46	48	47	50	50
Medium helicopters	59	59	59	58	61
Heavy helicopters	9	9	8	9	8
	174	176	174	177	179

Harbor and Offshore Towing Services
Harbor and offshore tugs	31	31	31	31	33
Ocean liquid tank barges	5	6	6	6	3
	36	37	37	37	36